Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Andy Ludwig, 610-774-3389

PPL Corporation Reports First-Quarter Earnings

•	Announces strong first-quarter reported earnings of $0.65 per share and earnings from ongoing operations of $0.74 per share.

•	Reaffirms 2018 earnings from ongoing operations forecast range of $2.20 to $2.40 per share.

•	Now targeting lower end of equity financing needs.

•	Supportive of U.K. regulator Ofgem's decision to forgo mid-period review during RIIO-ED1.

ALLENTOWN, Pa. (May 3, 2018) - PPL Corporation (NYSE: PPL) on Thursday (5/3) announced first-quarter 2018 reported earnings (GAAP) of $452 million or $0.65 per share, an increase from first-quarter 2017 reported earnings of $403 million, or $0.59 per share.
Adjusting for special items, first-quarter 2018 earnings from ongoing operations (non-GAAP) were $517 million, or $0.74 per share, a per-share increase of 19 percent from $425 million, or $0.62 per share, a year ago. The increase in ongoing earnings was primarily driven by higher earnings at PPL’s U.S. segments, partially offset by lower earnings at its U.K. segment.
"Based on our first-quarter results, we are on track to deliver on our 2018 earnings forecast," said William H. Spence, PPL's chairman, president and Chief Executive Officer. "Our customers and shareowners continue to realize the benefits of our infrastructure investments and our constructive regulatory jurisdictions."
With the effect of special items recorded through the first quarter, the company's forecast range for 2018 reported earnings is $2.11 to $2.31 per share.
PPL's forecast range for earnings from ongoing operations, reaffirmed today, is $2.20 to $2.40 per share, with a midpoint of $2.30 per share.
In addition, PPL reaffirmed its expectation of 5 to 6 percent compound annual earnings growth per share from 2018 through 2020 off of the 2018 forecast midpoint as the company pursues its strategy for long-term growth and success. That strategy is focused on delivering best-in-sector operational performance, investing responsibly in a sustainable energy future, maintaining a strong financial foundation and engaging and developing its people.
Spence noted that PPL continues to assess and revise its expectations for the impact of tax reform. As a result of these revisions, the company is now targeting the lower end of its previously stated equity financing needs of $2 billion to $3 billion through 2020.
In addition to announcing first-quarter earnings, Spence said the company supports U.K. regulator Ofgem's decision to forgo any mid-period review during the RIIO-ED1 price-control period.
"We believe Ofgem, through its consultation process, arrived at the best outcome for all stakeholders," Spence said. "We believe this is an important signal of support for the regulation that has made the U.K. a premier jurisdiction in which to operate. We look forward to continuing to deliver positive outcomes for customers and fair returns for our shareowners moving forward."

First-Quarter 2018 Earnings Details

PPL's reported earnings for the first quarter of 2018 included net special-item after-tax charges of $65 million, or $0.09 per share, from foreign currency economic hedges. Reported earnings for the first quarter of 2017 included net special-item after-tax charges of $22 million, or $0.03 per share, primarily from foreign currency economic hedges.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	1st Quarter
	2018	2017	% Change
Reported earnings	$452	$403	12%
Reported earnings per share	$0.65	$0.59	10%

	1st Quarter
	2018	2017	% Change
Earnings from ongoing operations	$517	$425	22%
Earnings from ongoing operations per share	$0.74	$0.62	19%

First-Quarter 2018 Earnings by Segment

	1st Quarter
Per share	2018	2017
Reported earnings
U.K. Regulated	$0.28	$0.42
Kentucky Regulated	0.19	0.14
Pennsylvania Regulated	0.21	0.12
Corporate and Other	(0.03)	(0.09)
Total	$0.65	$0.59

	1st Quarter
	2018	2017
Special items (expense) benefit
U.K. Regulated	$(0.09)	$(0.03)
Kentucky Regulated	—	—
Pennsylvania Regulated	—	—
Corporate and Other	—	—
Total	$(0.09)	$(0.03)

	1st Quarter
	2018	2017
Earnings from ongoing operations
U.K. Regulated	$0.37	$0.45
Kentucky Regulated	0.19	0.14
Pennsylvania Regulated	0.21	0.12
Corporate and Other	(0.03)	(0.09)
Total	$0.74	$0.62

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL's U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD) plc, which serves Southwest and Central England and South Wales.
Reported earnings in the first quarter of 2018 decreased by $0.14 per share compared to a year ago. Earnings from ongoing operations in the first quarter of 2018 decreased by $0.08 per share. Excluding special items, factors driving earnings results included higher income taxes primarily due to a 2017 U.S. tax benefit from accelerated pension contributions that did not recur in 2018; lower prices from an April 1, 2017 price decrease, driven by true-up mechanisms partially offset by higher base demand revenue; lower volumes; and the effect of share dilution. These factors were partially offset by higher pension income and higher foreign currency exchange rates.

Kentucky Regulated Segment
PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the first quarter of 2018 both increased by $0.05 per share compared to a year ago, driven primarily by higher base electricity and gas rates effective July 1, 2017, and higher sales volumes due to favorable weather.

Pennsylvania Regulated Segment
PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the first quarter of 2018 both increased by $0.09 compared to a year ago, driven primarily by higher revenues and lower operation and maintenance expense. The higher revenues were driven by returns on additional capital investments in transmission and higher sales volumes in distribution due to favorable weather.

Corporate and Other
PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The loss in first-quarter reported earnings and earnings from ongoing operations decreased by $0.06 per share compared to a year ago, driven primarily by the timing impact of recording annual estimated taxes in 2017.

2018 Earnings Forecast

	Reported Earnings		Earnings from Ongoing Operations
	2018 forecast midpoint	2017 actual	2018 forecast midpoint	2017 actual
Per share
U.K. Regulated	$1.23	$0.95	$1.32	$1.28
Kentucky Regulated	0.52	0.42	0.52	0.57
Pennsylvania Regulated	0.57	0.52	0.57	0.51
Corporate and Other	(0.11)	(0.25)	(0.11)	(0.11)
Total	$2.21	$1.64	$2.30	$2.25

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

U.K. Regulated Segment
PPL projects higher segment earnings in 2018 compared with 2017. The increase in reported earnings reflects the 2017 unfavorable impact of U.S. tax reform and unrealized losses on foreign currency economic hedges. Excluding these 2017 special items, the increase is expected to be driven primarily by higher foreign currency exchange rates and higher pension income, partially offset by higher taxes and the effect of share dilution.
The remaining 2018 foreign currency exposure for this segment is 100 percent hedged at an average rate of $1.32 per pound.

Kentucky Regulated Segment
PPL projects higher reported segment earnings in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, earnings in 2018 compared with 2017 are projected to be lower, driven primarily by higher operation and maintenance expense, higher depreciation expense, higher interest expense, a lower tax shield on holding company interest and expenses, and the effect of share dilution, partially offset by an assumed return to normal weather and higher base electricity and gas rates effective July 1, 2017.

Pennsylvania Regulated Segment
PPL projects higher segment earnings in 2018 compared to 2017, driven primarily by higher transmission earnings and lower operation and maintenance expense, partially offset by higher depreciation expense, higher interest expense and the effect of share dilution.

Corporate and Other
PPL projects lower reported costs in 2018 compared with 2017, which reflects the 2017 unfavorable impact of U.S. tax reform. Excluding this 2017 special item, PPL projects costs to be flat in this category in 2018 compared to 2017 with a lower tax shield on holding company interest expense offset by lower financing costs.
Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2018 financial results at 10 a.m. Eastern time on Thursday, May 3. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number in order to join the conference: 5034820. Callers can access the webcast link at www.pplweb.com/investors under “Events.”

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency economic hedges (as discussed below).

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Significant workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$629	$485
Accounts receivable	849	781
Unbilled revenues	489	543
Fuel, materials and supplies	279	320
Current price risk management assets	56	49
Other current assets	188	116
Property, Plant and Equipment
Regulated utility plant	38,891	38,228
Less: Accumulated depreciation - regulated utility plant	7,003	6,785
Regulated utility plant, net	31,888	31,443
Non-regulated property, plant and equipment	387	384
Less: Accumulated depreciation - non-regulated property, plant and equipment	114	110
Non-regulated property, plant and equipment, net	273	274
Construction work in progress	1,575	1,375
Property, Plant and Equipment, net	33,736	33,092
Noncurrent regulatory assets	1,519	1,504
Goodwill and other intangibles	4,005	3,955
Pension benefit asset	378	284
Noncurrent price risk management assets	120	215
Other noncurrent assets	140	135
Total Assets	$42,388	$41,479

Liabilities and Equity
Short-term debt	$1,457	$1,080
Long-term debt due within one year	250	348
Accounts payable	836	924
Other current liabilities	1,695	1,671
Long-term debt	20,214	19,847
Deferred income taxes and investment tax credits	2,685	2,591
Accrued pension obligations	653	800
Asset retirement obligations	292	312
Noncurrent regulatory liabilities	2,689	2,704
Other noncurrent liabilities	441	441
Common stock and additional paid-in capital	10,418	10,312
Earnings reinvested	4,037	3,871
Accumulated other comprehensive loss	(3,279)	(3,422)
Total Liabilities and Equity	$42,388	$41,479

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2018	2017
Operating Revenues	$2,126	$1,951

Operating Expenses
Operation
Fuel	214	191
Energy purchases	241	215
Other operation and maintenance	468	470
Depreciation	269	242
Taxes, other than income	83	75
Total Operating Expenses	1,275	1,193

Operating Income	851	758

Other Income (Expense) - net	(43)	(9)

Interest Expense	239	217

Income Before Income Taxes	569	532

Income Taxes	117	129

Net Income	$452	$403

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.65	$0.59
Diluted	$0.65	$0.59

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	694,514	680,882
Diluted	695,322	683,084

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net income	$452	$403
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	269	242
Amortization	21	23
Defined benefit plans - (income)	(50)	(19)
Deferred income taxes and investment tax credits	59	161
Unrealized losses on derivatives, and other hedging activities	85	35
Other	12	18
Change in current assets and current liabilities
Accounts receivable	(71)	(43)
Accounts payable	(36)	(84)
Prepayments	(73)	(110)
Taxes payable	22	(21)
Unbilled revenues	58	52
Other	10	(11)
Other operating activities
Defined benefit plans - funding	(150)	(520)
Other	(42)	9
Net cash provided by operating activities	566	135
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(750)	(677)
Expenditures for intangible assets	(7)	(3)
Other investing activities	4	1
Net cash used in investing activities	(753)	(679)
Cash Flows from Financing Activities
Issuance of long-term debt	144	64
Issuance of common stock	100	73
Payment of common stock dividends	(273)	(258)
Net increase in short-term debt	369	744
Other financing activities	(9)	(16)
Net cash provided by financing activities	331	607
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(2)	3
Net Increase in Cash, Cash Equivalents and Restricted Cash	142	66
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	511	367
Cash, Cash Equivalents and Restricted Cash at End of Period	$653	$433

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at March 31,	$313	$236
Accrued expenditures for intangible assets at March 31,	$65	$62

Key Indicators (Unaudited)

	3 Months Ended
	March 31
Financial	2018	2017

Dividends declared per share of common stock	$1.595	$1.535
Book value per share (1)(2)	$16.03	$14.81
Market price per share (1)	$28.29	$37.39
Dividend yield	5.6%	4.1%
Dividend payout ratio (3)	93.8%	57.5%
Dividend payout ratio - earnings from ongoing operations (3)(4)	67.0%	64.0%
Return on common equity	11.1%	18.4%
Return on common equity - earnings from ongoing operations (4)	15.5%	16.5%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.38	$1.24
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.26	$1.22

(1)	End of period.

(2)	Based on 697,383 and 682,427 shares of common stock outstanding (in thousands) at March 31, 2018 and March 31, 2017.

(3)	Based on diluted earnings per share.

(4)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(5)	As of February 28, 2018 and 2017, as WPD is consolidated on a one-month lag.

(6)	Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended March 31,
			Percent
(GWh)	2018	2017	Change

Domestic Retail Delivered
PPL Electric Utilities	10,040	9,546	5.2%
LKE	7,808	7,235	7.9%
Total	17,848	16,781	6.4%

International Delivered
United Kingdom	20,310	20,658	(1.7)%

Domestic Wholesale
LKE (1)	706	566	24.7%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2018	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$197	$133	$148	$(26)	$452
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $17	(65)	—	—	—	(65)
Total Special Items	(65)	—	—	—	(65)
Earnings from Ongoing Operations	$262	$133	$148	$(26)	$517

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.28	$0.19	$0.21	$(0.03)	$0.65
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)	—	—	—	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)
Earnings from Ongoing Operations	$0.37	$0.19	$0.21	$(0.03)	$0.74

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date March 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$286	$95	$79	$(57)	$403
Less: Special Items (expense) benefit:					—
Foreign currency economic hedges, net of tax of $12	(21)	—	—	—	(21)
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(21)	(1)	—	—	(22)
Earnings from Ongoing Operations	$307	$96	$79	$(57)	$425

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.42	$0.14	$0.12	$(0.09)	$0.59
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.03)	—	—	—	(0.03)
Total Special Items	(0.03)	—	—	—	(0.03)
Earnings from Ongoing Operations	$0.45	$0.14	$0.12	$(0.09)	$0.62

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2017	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$652	$286	$359	$(169)	$1,128
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $59	(111)	—	—	—	(111)
Spinoff of the Supply segment, net of tax of ($1)	—	—	—	4	4
Other:
U.S. tax reform	(122)	(112)	10	(97)	(321)
Settlement of indemnification agreement, net of tax of ($2)	—	4	—	—	4
Adjustment to investment, net of tax of $0	—	(1)	—	—	(1)
Total Special Items	(233)	(109)	10	(93)	(425)
Earnings from Ongoing Operations	$885	$395	$349	$(76)	$1,553

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.95	$0.42	$0.52	$(0.25)	$1.64
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.15)	—	—	—	(0.15)
Other:
U.S. tax reform	(0.18)	(0.16)	0.01	(0.14)	(0.47)
Settlement of indemnification agreement	—	0.01	—	—	0.01
Total Special Items	(0.33)	(0.15)	0.01	(0.14)	(0.61)
Earnings from Ongoing Operations	$1.28	$0.57	$0.51	$(0.11)	$2.25

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	Forecast (per-share - diluted)
	2018 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2018	2018
Reported Earnings	$1.23	$0.52	$0.57	$(0.11)	$2.21	$2.31	$2.11
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.09)				(0.09)	(0.09)	(0.09)
Total Special Items	(0.09)	—	—	—	(0.09)	(0.09)	(0.09)
Earnings from Ongoing Operations	$1.32	$0.52	$0.57	$(0.11)	$2.30	$2.40	$2.20